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                                                                    EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-30710 of Synchronicity Software, Inc. (formerly Synchronicity, Inc. of Massachusetts) of our report dated February 17, 2000 (March 6, 2000 as to Note
10) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for revenue in 1998) appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.






/s/ Deloitte & Touche LLP
------------------------
DELOITTE & TOUCHE LLP


Boston, Massachusetts
March 28, 2000